Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements on Form S-8 Nos. 333-238686 and 333-225522 of Sanofi of our reports dated March 4, 2021, with respect to the consolidated financial statements of Sanofi and its subsidiaries, and the effectiveness of internal control over financial reporting of Sanofi and its subsidiaries, included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ Ernst & Young et Autres
Paris-La Défense,
March 4, 2021